Exhibit 99.1

For immediate release

Industry Veteran Tim Barabe Joins Veeva Systems’ Board of Directors

PLEASANTON, CA — Sept. 10, 2015 — Veeva Systems Inc. (NYSE: VEEV), a leading provider of industry cloud solutions for life sciences, today announced Tim Barabe has joined the company’s Board of Directors.

With more than 30 years of industry experience, Barabe has held leadership and CFO positions for numerous life sciences companies, including Novartis and its Sandoz and CIBA Vision subsidiaries, Affymetrix, and Human Genome Sciences. Barabe brings considerable financial acumen and deep knowledge of the life sciences industry to his role as director.

“We are thrilled to have such an accomplished and influential leader join the Veeva board,” said Peter Gassner, founder and CEO of Veeva. “Tim’s long history of financial strategy and stewardship at some of the most successful public and private life sciences companies makes him an ideal choice as we enter our next phase of growth.”

Barabe replaces director Mark Armenante, who is stepping down. “As an early member of the board, Mark has made tremendous contributions to Veeva and we are grateful for his service,” added Gassner.

About Tim Barabe

Tim Barabe has more than 30 years of experience in the life sciences industry, holding a broad range of financial and strategic roles. Barabe served as the chief financial officer and executive vice president at Affymetrix Inc., where he led the company's financial functions as well as the treasury, investor relations, and information technology departments. Previously, he served as senior vice president and chief financial officer at Human Genome Sciences, where he was responsible for working with the leadership team to drive the financial strategy and operations of the company. For more than 20 years, he held senior international executive roles in finance, general management, and strategic planning at Novartis AG, one of the world’s largest pharmaceutical companies. His roles included chief financial officer of the Sandoz Generics Business Unit, president of the CIBA Vision Corporation Specialty Lens Business Franchise, and group vice president and chief financial officer of CIBA Vision Corporation. An active philanthropist, Tim is involved in a range of charitable causes and currently serves on the board of Project Open Hand, a nonprofit based in the San Francisco area.

About Veeva Systems

Veeva Systems Inc. is a leader in cloud-based software for the global life sciences industry. Committed to innovation, product excellence, and customer success, Veeva has more than 300 customers, ranging from the world's largest pharmaceutical companies to emerging biotechs. Veeva is headquartered in the San Francisco Bay Area, with offices in Europe, Asia, and Latin America. For more information, visit www.veeva.com.

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Contact:

Amy Farrell
Public Relations

Veeva Systems Inc.

617-366-7149

pr@veeva.com

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